Exhibit 99.1

FOR RELEASE, Friday, June 25, 2010	For Further Information Contact:
5:00 a.m. Pacific Daylight Time	Kelly Masuda, Investor Relations
(310) 893-7434 or kmasuda@kbhome.com
Heather Reeves, Media Contact
(310) 231-4142 or hreeves-x@kbhome.com
KB HOME REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS
Net Loss Narrows as Housing Gross Margin Improves
Homes Delivered Increases for the First Time in Fourteen Quarters
Land Acquisition Activity Accelerates
LOS ANGELES (June 25, 2010) — KB Home (NYSE: KBH), one of America’s premier homebuilders, today reported financial results for its second quarter ended May 31, 2010. Results and developments include:
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Revenues totaled $374.1 million in the second quarter of 2010, down slightly from $384.5 million in the second quarter of 2009 due to lower housing revenues, with homes delivered up 1% from a year ago to 1,782 and the average selling price down 4% year over year to $207,900. This marks the first time in fourteen quarters that the Company has posted a year-over-year increase in homes delivered.

•
The Company’s net loss narrowed 61% to $30.7 million, or $.40 per diluted share, in the second quarter of 2010, compared to a net loss of $78.4 million, or $1.03 per diluted share, in the year-earlier quarter. There were no asset impairment or land option contract abandonment charges in the current quarter, compared to $49.5 million of such charges recorded in the second quarter of 2009.

•
The Company ended the 2010 second quarter with $1.09 billion of cash, cash equivalents and restricted cash. The Company’s debt balance at May 31, 2010 was $1.76 billion, down $65.0 million from $1.82 billion at November 30, 2009.

•
Backlog at May 31, 2010 totaled 3,175 homes, representing potential future housing revenues of approximately $648.2 million. At May 31, 2009, the Company’s backlog totaled 3,804 homes, representing potential future housing revenues of approximately $796.9 million. Reflecting the impacts of a lower community count, generally weak economic conditions, and the expiration on April 30, 2010 of the federal homebuyer tax credit, Company-wide net orders declined 23% to 2,244 in the second quarter of 2010 from 2,910 in the year-earlier quarter. Second quarter 2010 net orders were up 17% sequentially from the first quarter of 2010.

•
The Company added approximately 4,300 owned or controlled lots to its inventory in the second quarter of 2010. Land acquisition activity during the period increased in each of the Company’s geographic regions on both a year-over-year and sequential basis, with most of the activity concentrated in the West Coast and Central regions. As of May 31, 2010, the Company owned or controlled nearly 40,000 lots, and remained focused on strategically expanding its land pipeline.

•
As part of its My Home. My Earth.™ environmental program, and in addition to its leadership position in building ENERGY STAR® qualified homes, the Company recently partnered with the U.S. Environmental Protection Agency (EPA) to become the first national homebuilder to participate in EPA’s WaterSense® for New Homes water-efficiency program. According to EPA, WaterSense labeled new homes use 20% less water than conventional new homes and can save homeowners more than 10,000 gallons of water per year. KB Home continues to take actions toward its goal of minimizing the environmental impact of its business and homes, while making homeownership more attainable for its core first-time, move-up and active adult homebuyers through lower utility bills.

“With a mix of positive and negative factors affecting the housing market in the second quarter, we maintained favorable trends in our gross, operating and pretax margins, as well as in our bottom line results, through the consistent implementation of our strategic initiatives,” said Jeffrey Mezger, president and chief executive officer of KB Home. “While our net orders were down for the quarter compared to a year ago due to fewer active communities, general economic weakness, and the expiration of the federal homebuyer tax credit, our net orders were up sequentially from this year’s first quarter and were solid on a per community basis. We believe this bodes well for our ability to generate future revenue growth as we expand our community count. To support this expansion, we continue to invest opportunistically in attractive land assets that meet our strict financial and operational requirements. Overall, we believe the steady improvement in our financial results over the past several quarters illustrates how our business strategies are bringing us closer to our goal of achieving sustained profitability.”
Total revenues of $374.1 million for the quarter ended May 31, 2010 decreased 3% from the year-earlier quarter due to lower housing revenues, reflecting a 4% year-over-year decrease in the average selling price, partly offset by a 1% year-over-year increase in homes delivered. The Company delivered 1,782 homes at an average selling price of $207,900 in the 2010 second quarter, compared to 1,761 homes delivered at an average selling price of $216,200 in the prior year’s quarter. Second quarter land sale revenues totaled $2.1 million in both 2010 and 2009.
The Company’s homebuilding business narrowed its operating loss to $17.3 million in the second quarter of 2010, an improvement of $49.2 million, or 74%, from $66.5 million in the second quarter of 2009. The improvement was largely due to higher gross profits generated from a higher housing gross margin, partly offset by increased selling, general and administrative expenses. The Company had no inventory impairment or land option contract abandonment charges in the 2010 second quarter, compared to $42.3 million of such charges in the year-earlier quarter. The Company’s second quarter housing gross margin was 17.7% in 2010, an improvement of 15.8 percentage points from 1.9% in the corresponding period of 2009. Excluding inventory impairment and land option contract abandonment charges in the 2009 second quarter, the housing gross margin increased 5.0 percentage points in the current quarter from 12.7% in the year-earlier quarter. Land sales in the second quarter of 2010 generated break-even results, compared to a loss of $1.2 million in the second quarter of 2009, which included $1.3 million of impairment charges related to planned future land sales.

Selling, general and administrative expenses were $83.0 million in the second quarter of 2010 compared to $72.6 million in the year-earlier period, reflecting, among other things, higher legal and advertising expenses. As a percentage of housing revenues, the Company’s selling, general and administrative expenses were 22.4% in the second quarter of 2010, compared to 19.1% in the year-earlier quarter.
Interest expense, net of amounts capitalized, increased to $16.5 million in the second quarter of 2010 from $11.5 million in the year-earlier quarter, largely due to a lower balance of inventory qualifying for interest capitalization. The increase also reflected a write-off of $.4 million of debt issuance costs during the current quarter in connection with the Company’s voluntary termination of its revolving credit facility, which was scheduled to expire in November 2010.
The Company’s share of losses from unconsolidated homebuilding joint ventures fell to $1.5 million in the second quarter of 2010. This compared to a loss of $11.8 million in the second quarter of 2009, which included $7.2 million of impairment charges.
Financial services operations, which include the Company’s equity interest in an unconsolidated mortgage banking joint venture, generated pretax income of $4.2 million in the current quarter and $4.4 million in the year-earlier quarter.
The Company posted a net loss of $30.7 million, or $.40 per diluted share, in the second quarter of 2010, including an after-tax charge of $12.8 million to record a valuation allowance against the net deferred tax assets generated from the quarter’s loss. These results improved substantially from the second quarter of 2009, when the Company generated a net loss of $78.4 million, or $1.03 per diluted share, including pretax, noncash charges of $49.5 million for inventory and joint venture impairments and the abandonment of land option contracts, and an after-tax charge of $31.7 million to record a valuation allowance against the net deferred tax assets generated from the quarter’s loss.
Net orders in the second quarter of 2010 were 2,244, down 23% from 2,910 in the year-earlier period. As a percentage of beginning backlog, the cancellation rate was 26% in the current quarter, compared to 27% in the 2009 second quarter. The Company’s backlog at the end of the 2010 second quarter was 3,175 homes, a 17% decrease from 3,804 homes at the end of the second quarter of 2009. At May 31, 2010, potential future housing revenues from homes in backlog totaled $648.2 million, a 19% decrease from potential future housing revenues of $796.9 million at May 31, 2009, reflecting the lower number of homes in backlog and a lower average selling price.

For the six months ended May 31, 2010, Company-wide revenues totaled $638.0 million, down 8% from $691.8 million in the year-earlier period. The decrease was mainly due to lower housing revenues. The number of homes delivered in the first six months of fiscal 2010 decreased 3% year over year to 3,108, while the average selling price declined 5% year over year to $203,500. The Company posted a net loss of $85.4 million, or $1.11 per diluted share, for the six months ended May 31, 2010, including pretax, noncash charges of $13.4 million for inventory impairments and land option contract abandonments, and an after-tax charge of $34.0 million to record a valuation allowance against net deferred tax assets. In the six months ended May 31, 2009, the Company generated a net loss of $136.5 million, or $1.78 per diluted share, including pretax, noncash charges of $81.8 million for inventory and joint venture impairments and land option contract abandonments, and a $54.4 million after-tax charge to record a valuation allowance against net deferred tax assets.
The Conference Call on the Second Quarter 2010 earnings will be broadcast live TODAY at 8:30 a.m. Pacific Daylight Time, 11:30 a.m. Eastern Daylight Time. To listen, please go to the Investor Relations section of the Company’s website at www.kbhome.com.
KB Home, one of the nation’s premier homebuilders, has delivered over half a million quality homes for families since its founding in 1957. The Los Angeles-based company is distinguished by its Built to Order™ homebuilding approach that puts a custom home experience within reach of its customers at an affordable price. KB Home’s award-winning home designs and communities meet the needs of first-time, move-up and active adult homebuyers. KB Home was named to FORTUNE® magazine’s 2010 list of the World’s Most Admired Companies for the sixth consecutive year, and ranked #1 for “Innovation” among homebuilders. The Company trades under the ticker symbol “KBH” and was the first homebuilder listed on the New York Stock Exchange. For more information about any of KB Home’s new home communities, call 888-KB-HOMES or visit www.kbhome.com.
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to: general economic, employment and business conditions; adverse market conditions that could result in additional impairments or abandonment charges and operating losses, including an oversupply of unsold homes, declining home prices and increased foreclosure and short sale activity, among other things; conditions in the capital and credit markets (including consumer mortgage lending standards, the availability of consumer mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and existing homes, including sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, tax credits, tax incentives and/or subsidies for home purchases, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; the availability and cost of land in desirable areas; legal or regulatory proceedings or claims; the ability and/or willingness of participants in our unconsolidated joint ventures to fulfill their obligations; our ability to access capital; our ability to use the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count), revenue growth and cost reduction strategies; consumer interest in our new product designs, including The Open SeriesTM; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months and Three Months Ended May 31, 2010 and 2009
(In Thousands, Except Per Share Amounts — Unaudited)

	Six Months		Three Months
	2010	2009	2010	2009

Total revenues	$638,030	$691,831	$374,052	$384,470

Homebuilding:
Revenues	$635,025	$688,666	$372,514	$382,925
Costs and expenses	(688,576)	(801,537)	(389,833)	(449,404)

Operating loss	(53,551)	(112,871)	(17,319)	(66,479)

Interest income	1,025	5,279	601	1,766
Interest expense, net of amounts capitalized	(35,925)	(20,123)	(16,518)	(11,471)
Equity in loss of unconsolidated joint ventures	(2,732)	(21,496)	(1,548)	(11,754)

Homebuilding pretax loss	(91,183)	(149,211)	(34,784)	(87,938)

Financial services:
Revenues	3,005	3,165	1,538	1,545
Expenses	(1,885)	(1,654)	(992)	(794)
Equity in income of unconsolidated joint venture	4,950	4,545	3,629	3,604

Financial services pretax income	6,070	6,056	4,175	4,355

Total pretax loss	(85,113)	(143,155)	(30,609)	(83,583)
Income tax benefit (expense)	(300)	6,700	(100)	5,200

Net loss	$(85,413)	$(136,455)	$(30,709)	$(78,383)

Basic and diluted loss per share	$(1.11)	$(1.78)	$(.40)	$(1.03)

Basic and diluted average shares outstanding	76,844	76,822	76,854	76,281

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands — Unaudited)

	May 31,	November 30,
	2010	2009

Assets

Homebuilding:
Cash and cash equivalents	$985,756	$1,174,715
Restricted cash	107,757	114,292
Receivables	137,033	337,930
Inventories	1,686,289	1,501,394
Investments in unconsolidated joint ventures	103,605	119,668
Other assets	151,433	154,566

	3,171,873	3,402,565

Financial services	30,364	33,424

Total assets	$3,202,237	$3,435,989

Liabilities and stockholders’ equity

Homebuilding:
Accounts payable	$321,585	$340,977
Accrued expenses and other liabilities	503,231	560,368
Mortgages and notes payable	1,755,366	1,820,370

	2,580,182	2,721,715

Financial services	6,874	7,050
Stockholders’ equity	615,181	707,224

Total liabilities and stockholders’ equity	$3,202,237	$3,435,989

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2010 and 2009
(In Thousands — Unaudited)

	Six Months		Three Months
Homebuilding revenues:	2010	2009	2010	2009

Housing	$632,579	$685,260	$370,421	$380,806
Land	2,446	3,406	2,093	2,119

Total	$635,025	$688,666	$372,514	$382,925

	Six Months		Three Months
Costs and expenses:	2010	2009	2010	2009

Construction and land costs
Housing	$530,950	$662,876	$304,756	$373,453
Land	2,433	4,892	2,087	3,357

Subtotal	533,383	667,768	306,843	376,810
Selling, general and administrative expenses	155,193	133,769	82,990	72,594

Total	$688,576	$801,537	$389,833	$449,404

	Six Months		Three Months
Interest expense, net of amounts capitalized:	2010	2009	2010	2009

Interest incurred	$60,104	$57,277	$29,419	$28,019
Loss on voluntary termination of revolving credit facility	1,802	—	436	—
Interest capitalized	(25,981)	(37,154)	(13,337)	(16,548)

Total	$35,925	$20,123	$16,518	$11,471

	Six Months		Three Months
Other information:	2010	2009	2010	2009

Depreciation and amortization	$2,845	$3,602	$1,423	$1,776
Amortization of previously capitalized interest	51,769	43,372	28,383	26,480

KB HOME
SUPPLEMENTAL INFORMATION
For the Six Months and Three Months Ended May 31, 2010 and 2009
(Unaudited)

	Six Months		Three Months
Average sales price:	2010	2009	2010	2009

West Coast	$323,900	$315,400	$327,300	$319,300
Southwest	159,100	186,500	160,600	176,200
Central	161,500	164,900	166,700	157,500
Southeast	154,300	173,800	154,000	173,700

Total	$203,500	$213,700	$207,900	$216,200

	Six Months		Three Months
Homes delivered:	2010	2009	2010	2009

West Coast	840	920	500	569
Southwest	575	508	359	241
Central	1,079	972	550	525
Southeast	614	806	373	426

Total	3,108	3,206	1,782	1,761

Unconsolidated joint ventures	55	78	34	55

	Six Months		Three Months
Net orders:	2010	2009	2010	2009

West Coast	1,037	1,387	608	928
Southwest	664	581	351	359
Central	1,511	1,670	796	1,048
Southeast	945	1,099	489	575

Total	4,157	4,737	2,244	2,910

Unconsolidated joint ventures	46	73	27	45

	May 31, 2010		May 31, 2009
Backlog data:	Backlog Homes	Backlog Value	Backlog Homes	Backlog Value
(Dollars in thousands)
West Coast	720	$241,383	1,048	$334,600
Southwest	371	60,278	421	72,429
Central	1,351	224,212	1,419	228,723
Southeast	733	122,365	916	161,104

Total	3,175	$648,238	3,804	$796,856

Unconsolidated joint ventures	28	$11,760	62	$24,118

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
For the Six Months and Three Months Ended May 31, 2010 and 2009
(In Thousands, Except Percentages — Unaudited)
This press release contains information about the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges. In addition, Company management reports on the ratio of net debt to total capital. Both of these financial measures are not calculated in accordance with generally accepted accounting principles (GAAP). The Company believes these non-GAAP financial measures are relevant and useful to investors in understanding its operations and the leverage employed in its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because the housing gross margin, excluding inventory impairment and land option contract abandonment charges, and the ratio of net debt to total capital are not calculated in accordance with GAAP, these financial measures may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance measures prescribed by GAAP. Rather, these non-GAAP measures should be used to supplement their respective most directly comparable GAAP financial measures in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Housing Gross Margin, Excluding Inventory Impairment and Land Option Contract Abandonment Charges
The following table reconciles the Company’s housing gross margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s housing gross margin, excluding inventory impairment and land option contract abandonment charges:

	Six Months		Three Months
	2010	2009	2010	2009

Housing revenues	$632,579	$685,260	$370,421	$380,806
Housing construction and land costs	(530,950)	(662,876)	(304,756)	(373,453)

Housing gross margin	101,629	22,384	65,665	7,353
Add: Inventory impairment and land option contract abandonment charges	13,362	65,640	—	40,970

Housing gross margin, excluding inventory impairment and land option contract abandonment charges	$114,991	$88,024	$65,665	$48,323

Housing gross margin as a percentage of housing revenues	16.1%	3.3%	17.7%	1.9%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, as a percentage of housing revenues	18.2%	12.8%	17.7%	12.7%

Housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs before pretax, noncash inventory impairment and land option contract abandonment charges associated with housing operations recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross margin. The Company believes housing gross margin, excluding inventory impairment and land option contract abandonment charges, is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profit the Company generated specifically on the homes delivered during a given period and enhances the comparability of housing gross margins between periods. This financial measure assists management in making strategic decisions regarding product mix, product pricing and construction pace. The Company also believes investors will find housing gross margin, excluding inventory impairment and land option contract abandonment charges, relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of charges for inventory impairments or land option contract abandonments.

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages — Unaudited)
Ratio of Net Debt to Total Capital
The following table reconciles the Company’s ratio of debt to total capital calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s ratio of net debt to total capital:

	May 31,	November 30,
	2010	2009

Mortgages and notes payable	$1,755,366	$1,820,370
Stockholders’ equity	615,181	707,224

Total capital	$2,370,547	$2,527,594

Ratio of debt to total capital	74.0%	72.0%

Mortgages and notes payable	$1,755,366	$1,820,370
Less: Cash and cash equivalents and restricted cash	(1,093,513)	(1,289,007)

Net debt	661,853	531,363
Stockholders’ equity	615,181	707,224

Total capital	$1,277,034	$1,238,587

Ratio of net debt to total capital	51.8%	42.9%

The ratio of net debt to total capital is a non-GAAP financial measure, which the Company calculates by dividing mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, by total capital (mortgages and notes payable, net of homebuilding cash and cash equivalents and restricted cash, plus stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to total capital. The Company believes the ratio of net debt to total capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.